EXHIBIT 10.3

LETTER OF STOCK OPTION GRANT
ORTHOLOGIC CORP. 1997 STOCK OPTION PLAN

March 3, 2005

Dr. James M. Pusey
OrthoLogic Corp.
1275 West Washington
Tempe, Arizona 85281

RE:	OrthoLogic Corp. 1997 Stock Option Plan (200,000 shares)

Dear Dr. Pusey:

     In order to provide additional incentive to certain selected employees, OrthoLogic Corp. (the “Company”) adopted the OrthoLogic 1997 Stock Option Plan (the “Stock Option Plan”). By means of this letter, the Company is offering you an option pursuant to the Stock Option Plan. The Company’s sale of its common shares underlying the option granted to you hereby has been registered with the U.S. Securities and Exchange Commission. A copy of the prospectus including a copy of the Stock Option Plan (the “Prospectus”) relating to that registration can be obtained from the Company by request.

     The option granted to you hereunder shall be subject to all of the terms and conditions of the Stock Option Plan, which you should carefully review. In addition, such option is subject to the following terms and conditions:

     1. Grant of Option. The Company hereby grants to you, pursuant to the Stock Option Plan, the option to purchase from the Company upon the terms and conditions and at the times hereinafter set forth:

(a)	effective on the date hereof (the “Option Date”), an aggregate of 125,000 shares of the common stock, $.0005 par value, of the Company (“Common Stock”) at a purchase price of $5.88 per share (“Option Date Grant”); and

(b)	effective on the date of commencement of your employment with the Company (the “Commencement Date”), an aggregate of 75,000 shares of Common Stock at a purchase price equal to the closing price of the Common Stock on that date, as reported by the Nasdaq Stock Market (the “Commencement Date Grant”).

The shares subject to the Option Date Grant and the Commencement Date Grant are referred to herein collectively as the “Shares.”

Dr. James M. Pusey
March 3, 2005

     This option is intended to be an incentive stock option (“ISO”) to the maximum extent permitted by law. In accordance with Internal Revenue Code rules, the aggregate fair market value (determined as of the date of grant) of shares with respect to which ISOs are exercisable for the first time during any calendar year (under the Plan or under any other incentive stock option plan of the Company or Subsidiary of the Company) may not exceed $100,000. If the fair market value of shares on the date of grant with respect to which options are exercisable for the first time during any calendar year exceeds $100,000, then the options for the first $100,000 of shares to become exercisable in such calendar year (in the order of Commencement Date Grant options then Option Date Grant options) will be ISOs and the options for the amount in excess of $100,000 that become exercisable in that calendar year will be treated as non-qualified stock options (“NSOs”).

     2. Exercisability of Option. The Option Date Grant option shall be immediately exercisable as to 10% of the total shares covered thereby and shall become exercisable as to 1/48 of the remaining 90% for each full month of employment with the Company after the Option Date (2,343.75 shares per month). The Commencement Date Grant option shall be immediately exercisable upon its effectiveness as to 10% of the total shares covered thereby and shall become exercisable as to 1/48th of the remaining 90% for each full month of employment with the Company after the Option Date (1,406.25 shares per month). By way of example, the options will be exercisable in the aggregate for 65,000 shares if you continue in employment for one full year, 110,000 shares if you continue in employment for two full years, 155,000 shares if you continue in employment for three full years and all 200,000 shares if you continue in employment for four full years. No fractional shares shall be issued upon exercise of this option and if the application of the fractions set forth above would result in a fractional share, the number of shares exercisable shall be rounded up to the next full share.

     Notwithstanding the foregoing, upon a Change in Control, you shall be entitled to exercise this option with respect to all shares covered by this option (200,000 shares); provided, however, that if the Company shall, on or before the date of such Change of Control, request that you remain in the employ of the Company following the Change of Control, then you shall be entitled to exercise this option with respect to the greater of (i) 90% of the shares covered by this option (180,000 shares) or (ii) the number of shares then exercisable as of the Change in Control, and the remaining portion of this option shall become exercisable upon your completion of six months service thereafter or, if earlier, the date on which the Company terminates your employment.

     For purposes of this Letter of Grant, the term “Change of Control” shall be defined as a change in ownership or control of the Company effected through any of the following transactions: (a) a statutory share exchange, merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the

Dr. James M. Pusey
March 3, 2005

Company’s outstanding voting securities immediately prior to such transaction; (b) any stockholder approved transfer or other disposition of all or substantially all of the Company’s assets (whether held directly or indirectly through one or more controlled subsidiaries) except to or with a wholly-owned subsidiary of the Company); or (c) the acquisition, directly or indirectly by any person or related group of persons of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to transactions with the Company’s stockholders.

     3. Termination of Option. Notwithstanding anything to the contrary herein, the extent to which this option may be exercised shall not increase after your employment with the Company terminates, and this option shall not be exercisable after the earliest of (i) the tenth anniversary of the Option Date; (ii) two years after the date your employment with the Company terminates, if such termination is for any reason other than permanent disability, death, or cause; (iii) the date your employment terminates, if such termination is for cause; or (iv) three years after the date your employment with the Company terminates, if such termination is the result of death or permanent disability. For purposes of this Letter of Grant, cause shall be determined pursuant to your employment agreement then in effect and if you are not then subject to an employment agreement, in the Company’s reasonable discretion. You acknowledge that any incentive stock options exercised more than 90 days after the date on which your employment terminates (one year in the case of termination due to death or permanent disability), shall no longer qualify as incentive stock options under the Internal Revenue Code.

     4. Nontransferability. This option shall not be transferable otherwise than by will or by the laws of descent and distribution, and the options shall be exercisable only by (a) you, during your lifetime (except as contemplated by the next clause); or (b) your legal representative or a person who acquired the right to exercise these options by bequest or inheritance, during the three-year period referred to in Section 3(iv) hereof. Any attempted transfer in violation of this restriction shall be void.

     5. Other Conditions and Limitations. Unless the Shares are subject to a then effective registration statement under the Securities Act of 1933, upon exercise of this option (in whole or in part) and the issuance of the Shares, the Company shall instruct its transfer agent to enter stop transfer orders with respect to Shares, and all certificates representing the Shares shall bear on the face thereof substantially the following legend:

“The shares of common stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, offered for sale, assigned, transferred or otherwise disposed of unless registered pursuant to the provisions of that Act or an opinion of counsel to the Company is obtained stating that such disposition is in compliance with an available exemption from such registration.”

Dr. James M. Pusey
March 3, 2005

     6. Exercise of Option. You may exercise the option including the number of Shares that you are intending to acquire, accompanied by the full exercise price, only by giving the Company written notice by personal hand delivery, by professional overnight delivery service, or by registered or certified mail, postage prepaid with return receipt requested, at the following address:

Chief Financial Officer
OrthoLogic Corp.
1275 West Washington Street
Tempe, AZ 85281

     Payment of the option price shall be made either in (i) cash or by check, or (ii) at your request and with the approval of the Company, by delivering shares of the Company’s common stock which have been beneficially owned by you for a period of at least six months prior to the time of exercise (“Delivered Stock”) or a combination of cash and Delivered Stock. Payment in the form of Delivered Stock shall be in the amount of the fair market value of the stock at the date of exercise, determined pursuant to the Stock Option Plan.

     7. Valuation and Withholding. If required by applicable regulations, the Company shall, at the time of issuance of any Shares purchased pursuant to the Stock Option Plan, provide you with a statement of valuation of the Shares issued. The Company shall be entitled to withhold amounts from your compensation or otherwise to receive an amount adequate to provide for any applicable federal, state and local income taxes (or require you to remit such amount as a condition of issuance). The Company may, in its discretion, satisfy any such withholding requirement, in whole or in part, by withholding from the shares to be issued the number of shares that would satisfy the withholding amount due.

     8. Notice of Disposition of Shares. If you dispose of any Shares acquired upon the exercise of the portion of the option treated as an ISO within either (a) two years after the Option Date or (b) one year after the date of exercise of this option, you must notify the Company within seven days of such disposition.

     9. Miscellaneous. You will have no rights as a stockholder with respect to the Shares until the exercise of the option and payment of the full purchase price therefor in accordance with the terms of the Stock Option Plan and this Letter of Grant. Nothing herein contained shall impose any obligation on the Company or any parent or subsidiary of the Company or on you with respect to your continued employment by the Company or any parent or subsidiary of the Company. Nothing herein contained shall impose any obligation upon you to exercise this option. While a portion of the option granted hereunder is intended to qualify as an incentive stock option under Code Section 422, the Company cannot assure you that such option will, in fact, qualify as incentive stock options, and makes no representation as to the tax

Dr. James M. Pusey
March 3, 2005

treatment to you upon receipt or exercise of the option or sale or other disposition of the Shares covered by the option.

     10. Governing Law. This Letter of Grant shall be subject to and construed in accordance with the law of the State of Arizona, except as may be required by the Delaware General Corporation Law or the federal securities laws. Venue for any action arising from or relating to this Agreement shall lie exclusively in Superior Court, Maricopa County, Arizona or the United States District Court for the District of Arizona, Phoenix Division.

     11. Relationship to the Stock Option Plan. The option contained in this Letter of Grant is subject to the terms, conditions and definitions of the Stock Option Plan. To the extent that the terms, conditions and definitions of this Letter of Grant are inconsistent with the terms, conditions and definitions of the Stock Option Plan, the terms, conditions and definitions of the Stock Option Plan shall govern. You hereby accept this option subject to all terms and provisions of the Stock Option Plan. You agree to accept as binding, conclusive and final all decisions or interpretations of the Board or any committee appointed by the Board upon any questions arising under the Stock Option Plan, absent fraud or manifest error. You agree to consult your independent tax advisors with respect to the income tax consequences to you, if any, of participating in the Stock Option Plan and authorize the Company to withhold in accordance with applicable law from any compensation otherwise payable to you any taxes required to be withheld by federal, state or local law as a result of your participation in the Stock Option Plan.

     12. Communication. No notice or other communication under this Letter of Grant shall be effective unless the same is in writing and is personally hand-delivered, or is sent by professional overnight delivery service or mailed by registered or certified mail, postage prepaid and with return receipt requested, addressed to:

(a)	the Company at the address set forth in Section 6 above, or such other address as the Company has designated in writing to you, in accordance with the provisions hereof, or

(b)	you at the address set forth at the beginning of this letter, or such other address as you have designated in writing to the Company, in accordance with the provisions hereof.

     13. Share Amounts. All share amounts set forth in this Agreement shall be equitably adjusted to reflect stock splits, stock dividends, stock combinations, reorganizations and the like.

     14. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement may be executed and delivered by facsimile.

Dr. James M. Pusey
March 3, 2005

     You should execute the enclosed copy of this Letter of Grant and return it to the Company as soon as possible. The additional copy is for your records.

Very truly yours, ORTHOLOGIC CORP.
By:	/s/ Jock M. Holliman, III
Jock M. Holliman, III
Chairman of the Board

ACCEPTED AND AGREED TO:

/s/ James M. Pusey

James M. Pusey

Date: 03/03/2005